Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2008 accompanying the financial statements and schedule (which report on the financial statements expressed an unqualified opinion and contains an explanatory paragraph for the change in accounting principle related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109), included in the Annual Report of SRI/Surgical Express, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of SRI/Surgical Express, Inc. on Forms S-8 (File No. 333-31911, effective July 23, 1997; File No. 333-67618, effective August 15, 2001; File No. 333-67626, effective August 15, 2001; and File No. 333-123616 effective March 28, 2005).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 25, 2008